Exhibit 99.1

News Release

Investor Contact:	Don Washington Director, Investor Relations and Corporate Communications	EnPro Industries 5605 Carnegie Boulevard Charlotte, North Carolina 28209-4674 Phone: 704-731-1500
Fax: 704-731-1511
Phone:	704-731-1527	www.enproindustries.com

Email:	don.washington@enproindustries.com

EnPro Industries Reports Continued

Strong Results in the Second Quarter of 2011

•	Consolidated earnings in the second quarter of 2011 were $0.56 a share

•	Consolidated earnings In the second quarter of 2010 were $2.20 a share including an after-tax gain of $1.64 a share on the deconsolidation of GST, which was effective June 5, 2010

•	Before selected items, consolidated earnings were $16.5 million, or $0.76 a share, in the second quarter of 2011

•	Consolidated sales increased 5% over the second quarter of 2010

•	Excluding GST from 2010 results

•	Third-party sales increased by 19%, reflecting the contribution of acquisitions and strong organic growth in the second quarter of 2011

•	Earnings before interest, income taxes, depreciation, amortization and asbestos-related expenses and other selected items (EBITDAA) increased 23% to $39.8 million

•	GST’s sales increased 17% over the second quarter of 2010 while operating profit improved 43%

•	Before selected items, GST earned an additional $9.0 million

CHARLOTTE, N.C., August 4, 2011 — EnPro Industries (NYSE: NPO) today reported consolidated net income of $12.2 million, or $0.56 a share, for the second quarter of 2011. These results reflect the deconsolidation of Garlock Sealing Technologies LLC (GST) and its subsidiaries, effective June 5, 2010. (See the note on deconsolidation at the end of this press release.) All per share amounts in this release are stated on a diluted basis.

In the second quarter of 2010, the company reported net income of $45.2 million, or $2.20 a share, including an after-tax gain of $33.8 million, or $1.64 a share, on the deconsolidation of GST.

Before selected items, EnPro’s consolidated net income in the second quarter of 2011 was $16.5 million, or $0.76 share. In the second quarter of 2010, income before selected items was $17.9 million, or $0.87 a share, and included a contribution of $4.7 million or $0.23 a share, from GST prior to June 5. A table listing these selected items and their effect on EnPro’s consolidated earnings in both periods is included in the press release.

Consolidated sales in the second quarter of 2011 were $263.7 million, a 5% improvement over the second quarter of 2010, when sales were $250.8 million and included $33.3 million in third-party sales from GST. Excluding GST’s sales prior to June 5, 2010, third-party sales increased 19% over the second quarter of 2010.

Consolidated earnings before interest, income taxes, depreciation, amortization, asbestos-related expenses and other selected items (EBITDAA) were $39.8 million, or 15.1% of sales, in the second quarter of 2011. In the second quarter of 2010, EBITDAA was $40.7 million, or 16.2% of sales, including a contribution of $8.4 million from GST. Adjusted to exclude GST, EBITDAA margins on third-party sales were 15.0% in the second quarter of 2010.

“Our second quarter results continue the trend of improvement in our markets and our performance,” said Steve Macadam, president and chief executive officer. “Growing demand for many of our products, the contribution of acquisitions and the positive results of our continuous improvement initiatives are all reflected in our performance. Profits and profit margins in our Sealing Products and Engineered Products segments benefited from higher volumes and our efforts to optimize pricing. Although engine shipments declined as expected, our Engine Products and Services segment also reported higher margins as the profitability of the product mix improved.”

Six Months Results

For the first six months of 2011, EnPro’s consolidated net income from continuing operations was $27.4 million, or $1.26 a share. By comparison, consolidated net income from continuing operations in the first six months of 2010 was $50.1 million, or $2.44 a share, and included the after-tax gain of $33.8 million, or $1.64 a share, on the deconsolidation of GST.

Before selected items, EnPro’s consolidated net income in the first half of 2011 was $36.3 million, or $1.67 share. In the first half of 2010, income before selected items was $33.0 million, or $1.60 a share, and included a contribution of $8.7 million, or $0.42 a share, from GST prior to June 5. A table listing these selected items and their effect on EnPro’s consolidated earnings in both periods is included in the press release.

Consolidated sales in the first six months of 2011 were $533.3 million compared to $479.0 million in the first six months of 2010, when GST contributed sales of $77.7 million. Excluding GST from 2010, third-party sales increased by 30% over the first half of 2010.

Consolidated EBITDAA in the first half of 2011 was $82.4 million, or 15.5% of sales. In the first half of 2010, when GST contributed EBITDA of $16.3 million to consolidated results, EBITDA was $77.8 million, or 16.2% of sales. Excluding GST from 2010 results, EBITDAA was 15.4% of sales.

Sealing Products Segment

($ Millions) Quarter Ended	6/30/2011	6/30/2010	Change
Sales	$135.6	$113.2	20%
EBITDA	$29.6	$26.0	14%
EBITDA Margin	21.8%	23.0%
Segment Profit	$24.2	$21.2	14%
Segment Margin	17.8%	18.7%

Sales in the Sealing Product segment improved by $24.2 million, or 20%, over the second quarter of 2010, when GST was included in the segment’s results prior to deconsolidation. Excluding GST from 2010, the segment’s sales improved by 70%, with acquisitions accounting for growth of about 40% and an organic growth rate of about 30%. Sales benefited from increased demand for high performance sealing products from power generation, oil and gas, aerospace and semiconductor markets; higher volumes at Stemco, as activity in heavy-duty truck markets strengthened and as sales to both original equipment manufacturers and the aftermarket increased; and the contribution of acquisitions, which added about $31 million to the segment’s sales in the second quarter.

Profit in the Sealing Products segment improved by 14% over the second quarter of 2010 when GST was included in the segment’s results. However, excluding GST’s contribution in the second quarter of 2010, the segment’s profit improved by nearly 80%, reflecting higher volumes, improved pricing and contributions from acquisitions, primarily Rome Tool & Die and PSI, which were acquired in the first quarter of 2011.

Engineered Products

($ Millions) Quarter Ended	6/30/11	6/30/10	Change
Sales	$102.1	$76.6	33%
EBITDA	$14.8	$9.6	54%
EBITDA Margin	14.5%	12.5%
Segment Profit	$9.6	$5.3	81%
Segment Margin	9.4%	6.9%

Sales in the Engineered Products segment improved by 33%. Acquisitions contributed about 15% of the improvement while the balance came from organic growth and favorable foreign exchange, which contributed about equally. Increases in industrial and automotive demand produced higher volumes at GGB Bearing Technology. Compressor Products International (CPI) benefited from acquisitions, which contributed about $11 million to the segment’s sales in the second quarter, and higher activity levels in its refining and petrochemical markets. CPI’s natural gas markets showed modest improvement in the second quarter.

The segment’s profit margin rose to 9.4% of sales and profit improved by 81%. The profit and profit margin benefited from higher volumes, better pricing and increased productivity at GGB. At CPI, profit improved as the business benefited from the contribution of acquisitions, but margins declined slightly on a less attractive sales mix.

Engine Products and Services

($ Millions) Quarter Ended	6/30/11	6/30/10	Change
Sales	$26.5	$61.3	(57)%
EBITDA	$6.5	$13.6	(52)%
EBITDA Margin	24.5%	22.2%
Segment Profit	$5.6	$12.7	(56)%
Segment Margin	21.1%	20.7%

As expected, the Engine Products and Services segment shipped no engines in the second quarter of 2011 and sales declined from a year ago, when the segment shipped eight engines and associated equipment. Aftermarket sales were also lower than a year ago. However, the segment’s profit margin increased as the profitability of the product mix improved. The segment also received new engine orders valued at about $60 million in the quarter.

Garlock Sealing Technologies

($ Millions) Quarter Ended	6/30/11	6/30/10	Change
Third Party Sales	$55.3	$47.1	17%
EBITDAA	$14.7	$10.9	35%
EBITDAA Margin	26.6%	23.1%
Profit	$13.7	$9.6	43%
Margin	24.8%	20.4%
Adjusted net income	$9.0	$6.2

The deconsolidated operations of Garlock Sealing Technologies and its subsidiaries reported a 17% increase in third party sales compared to the second quarter of 2010, when they were included in EnPro’s consolidated results prior to June 5. The increase in sales reflects higher demand from a broad range of markets, including the steel industry and the petrochemical industry in the United States. The profitability of these operations improved as volumes increased and they benefited from better pricing. Measures of GST’s profitability, including adjusted net income, do not reflect expenses of about $4.7 million incurred in connection with the asbestos claims resolution process.

Cash Flows

EnPro’s cash balance stood at $54.7 million at June 30, 2011, a reduction of approximately $165 million from December 31, 2010, when the cash balance was $219.2 million. The balance was reduced primarily by an investment of $155 million in three acquisitions that were completed in the first quarter of 2011. In addition, operating activities provided cash of $12.6 million in the first half of 2011 as volume increases were partially offset by increased working capital needs. In the first half of 2010, operating activities, which included net asbestos cash outflows of $3.8 million and an increase in working capital, used cash of $16.2 million.

GST finished the second quarter with a cash balance of $115.5 million dollars, compared with $87.1 million at the end of 2010.

Outlook

EnPro expects generally stable levels of demand for the remainder of the year from the markets served by its Sealing Products and Engineered Products segments, with the possibility that seasonal factors may reduce activity levels in some markets. These segments will also continue to benefit from acquisitions completed in 2011, which the company expects to contribute sales of about $150 million for the full year. The company’s 2011 outlook for the Engine Products and Services segment is unchanged, with sales about equal to 2010 and all remaining engine shipments scheduled for the third quarter. As a result, that segment’s sales in the third quarter should be substantially higher than in the second quarter.

“We are clearly seeing the benefits of our efforts towards making EnPro a stronger and more versatile company,” said Macadam, “and we look forward to increasing advantages from these efforts as we go through the remainder of the year.”

Conference Call and Webcast Information

EnPro will hold a conference call today, August 4, at 10:00 a.m. Eastern Time to discuss second quarter 2011 results. Investors who wish to participate in the call should dial 1-800-851-4704 approximately 10 minutes before the call begins and provide conference id number 83924753. A live audio webcast of the call and accompanying slide presentation will be accessible from the company’s website, http://www.enproindustries.com. To access the presentation, log on to the webcast by clicking the link on the company’s home page.

Deconsolidation of Garlock Sealing Technologies

Results for the second quarter and first six months of 2011 reflect the deconsolidation of Garlock Sealing Technologies LLC (GST) and its subsidiaries, effective June 5, 2010, when GST filed a voluntary petition to begin an asbestos claims resolution process intended to permanently resolve all current and future asbestos claims against it under Section 524(g) of the U.S. Bankruptcy Code. Deconsolidation is required by generally accepted accounting standards, which do not permit the restatement of results of prior periods to reflect the deconsolidation. However, to aid in comparisons of year-over-year data, the company has attached a schedule to this press release showing key operating measures for both EnPro and GST on a pro forma basis. The schedule presents results for the second quarters and full years of 2011 and 2010 as if the deconsolidation of GST had occurred on January 1, 2010.

Non-GAAP Financial Information

This press release contains financial measures that have not been prepared in accordance with GAAP. They include income before asbestos-related expenses and other selected items, EBITDAA, EBITDA and related per share amounts. Tables showing the effect of these non-GAAP financial measures for the second quarter and first six months of 2011 and 2010 are attached to the release.

Forward-Looking Statements

Statements in this press release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements under the Private Securities Litigation Reform Act of 1995. They involve a number of risks and uncertainties that may cause actual events and results to differ materially from such forward-looking statements. These risks and uncertainties include, but are not limited to: general economic conditions in the markets served by our businesses, some of which are cyclical and experience periodic downturns; prices and availability of raw materials; and the amount of any payments required to satisfy contingent liabilities related to discontinued operations of our predecessors, including liabilities for certain products, environmental matters, guaranteed debt payments, employee benefit obligations and other matters. In addition, adverse developments could arise in regard to voluntary petitions filed by certain of our subsidiaries in U.S. Bankruptcy Court to establish a trust that would resolve all current and future asbestos claims. Our filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2010 and Form 10-Q for the quarter ended March 31, 2010, describe these and other risks and uncertainties in more detail. We do not undertake to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in the assumptions or circumstances on which such statements are based.

About EnPro Industries

EnPro Industries, Inc. is a leader in sealing products, metal polymer and filament wound bearings, components and service for reciprocating compressors, diesel and dual-fuel engines and other engineered products for use in critical applications by industries worldwide. For more information about EnPro, visit the company’s website at http://www.enproindustries.com.

EnPro Industries, Inc.

Consolidated Statements of Operations (Unaudited)

For the Quarters and Six Months Ended June 30, 2011 and 2010

(Stated in Millions of Dollars, Except Per Share Data)

	Quarters Ended		Six Months Ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Net sales	$263.7	$250.8	$533.3	$479.0
Cost of sales	164.4	159.1	340.0	298.7

Gross profit	99.3	91.7	193.3	180.3

Operating expenses:
Selling, general and administrative expenses	71.2	61.2	133.5	123.7
Asbestos-related expenses	—	8.8	—	23.3
Other operating expense	0.2	1.0	0.5	1.5

Total operating expenses	71.4	71.0	134.0	148.5

Operating income	27.9	20.7	59.3	31.8

Interest expense	(10.0)	(5.1)	(19.9)	(8.2)
Interest income	0.4	0.5	0.8	0.8
Gain on deconsolidation of GST	—	54.1	—	54.1

Income from continuing operations before income taxes	18.3	70.2	40.2	78.5
Income tax expense	(6.1)	(25.7)	(12.8)	(28.4)

Income from continuing operations	12.2	44.5	27.4	50.1
Income from discontinued operations, net of taxes	—	0.7	—	94.1

Net income	$12.2	$45.2	$27.4	$144.2

Basic earnings per share:
Continuing operations	$0.59	$2.19	$1.34	$2.47
Discontinued operations	—	0.03	—	4.63

Net income per share	$0.59	$2.22	$1.34	$7.10

Average common shares outstanding (millions)	20.5	20.3	20.5	20.3

Diluted earnings per share:
Continuing operations	$0.56	$2.17	$1.26	$2.44
Discontinued operations	—	0.03	—	4.58

Net income per share	$0.56	$2.20	$1.26	$7.02

Average common shares outstanding (millions)	21.9	20.6	21.7	20.5

EnPro Industries, Inc.

Consolidated Statements of Cash Flows (Unaudited)

For the Six Months Ended June 30, 2011 and 2010

(Stated in Millions of Dollars)

	2011	2010
Operating activities of continuing operations
Net income	$27.4	$144.2
Adjustments to reconcile net income to net cash provided by (used in) operating activities of continuing operations:
Income from discontinued operations, net of taxes	—	(94.1)
Taxes related to sale of discontinued operations	—	(50.0)
Gain on deconsolidation of GST, net of taxes	—	(33.8)
Depreciation	11.7	12.7
Amortization	10.4	8.4
Accretion of debt discount	3.1	2.8
Deferred income taxes	(7.1)	7.3
Stock-based compensation	2.2	3.0
Change in assets and liabilities, net of effects of acquisitions and divestitures of businesses:
Asbestos liabilities, net of insurance receivables	—	26.0
Accounts and notes receivable	(23.6)	(38.7)
Inventories	(16.9)	(1.6)
Accounts payable	6.8	(1.2)
Other current assets and liabilities	0.8	(2.1)
Other non-current assets and liabilities	(2.2)	0.9

Net cash provided by (used in) operating activities of continuing operations	12.6	(16.2)

Investing activities of continuing operations
Purchases of property, plant and equipment	(11.6)	(8.4)
Divestiture of business	—	182.4
Deconsolidation of GST	—	(29.5)
Acquisitions, net of cash acquired	(155.3)	—
Other	1.0	—

Net cash provided by (used in) investing activities of continuing operations	(165.9)	144.5

Financing activities of continuing operations
Net repayments of short-term borrowings	(11.9)	(3.5)
Repayments of debt	—	(0.1)
Debt issuance costs	(0.9)	—
Proceeds from issuance of common stock	0.2	0.4

Net cash used in financing activities of continuing operations	(12.6)	(3.2)

Cash flows of discontinued operations
Operating cash flows	—	1.9
Investing cash flows	—	(0.1)

Net cash provided by discontinued operations	—	1.8

Effect of exchange rate changes on cash and cash equivalents	1.4	(2.6)

Net increase (decrease) in cash and cash equivalents	(164.5)	124.3
Cash and cash equivalents at beginning of period	219.2	76.8

Cash and cash equivalents at end of period	$54.7	$201.1

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$18.5	$3.4
Income taxes	$19.9	$49.2
Asbestos-related claims and expenses, net of insurance recoveries	$—	$3.8

EnPro Industries, Inc.

Consolidated Balance Sheets (Unaudited)

As of June 30, 2011 and December 31, 2010

(Stated in Millions of Dollars)

	2011	2010
Current assets
Cash and cash equivalents	$54.7	$219.2
Accounts and notes receivable	189.2	142.1
Inventories	113.5	77.0
Other current assets	48.5	38.6

Total current assets	405.9	476.9

Property, plant and equipment	156.6	140.2
Goodwill	169.2	112.1
Other intangible assets	176.1	115.1
Investment in GST	236.9	236.9
Other assets	65.8	67.1

Total assets	$1,210.5	$1,148.3

Current liabilities
Short-term borrowings	$11.2	$22.1
Notes payable to GST	10.2	—
Current maturities of long-term debt	139.9	—
Accounts payable	72.9	57.5
Other accrued expenses	99.0	100.3

Total current liabilities	333.2	179.9

Long-term debt	1.2	135.8
Notes payable to GST	227.2	227.2
Pension liability	82.1	84.1
Other liabilities	43.3	44.9

Total liabilities	687.0	671.9

Shareholders’ equity
Common stock	0.2	0.2
Additional paid-in capital	413.6	411.3
Retained earnings	88.1	60.7
Accumulated other comprehensive income	23.0	5.6
Common stock held in treasury, at cost	(1.4)	(1.4)

Total shareholders’ equity	523.5	476.4

Total liabilities and shareholders’ equity	$1,210.5	$1,148.3

EnPro Industries, Inc.

Segment Information (Unaudited)

For the Quarters and Six Months Ended June 30, 2011 and 2010

(Stated in Millions of Dollars)

Sales

	Quarters Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Sealing Products	$135.6	$113.2	$251.3	$227.0
Engineered Products	102.1	76.6	196.4	151.7
Engine Products and Services	26.5	61.3	86.7	100.9

	264.2	251.1	534.4	479.6
Less intersegment sales	(0.5)	(0.3)	(1.1)	(0.6)

	$263.7	$250.8	$533.3	$479.0

Segment Profit

	Quarters Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Sealing Products	$24.2	$21.2	$43.8	$39.0
Engineered Products	9.6	5.3	19.7	11.7
Engine Products and Services	5.6	12.7	16.8	22.7

	$39.4	$39.2	$80.3	$73.4

Segment Margin

	Quarters Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Sealing Products	17.8%	18.7%	17.4%	17.2%
Engineered Products	9.4%	6.9%	10.0%	7.7%
Engine Products and Services	21.1%	20.7%	19.4%	22.5%

	14.9%	15.6%	15.1%	15.3%

Reconciliation of Segment Profit to Income from Continuing Operations

	Quarters Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Segment profit	$39.4	$39.2	$80.3	$73.4
Corporate expenses	(10.0)	(7.7)	(17.9)	(15.7)
Asbestos-related expenses	—	(8.8)	—	(23.3)
Gain on deconsolidation of GST	—	54.1	—	54.1
Interest expense, net	(9.6)	(4.6)	(19.1)	(7.4)
Other expense, net	(1.5)	(2.0)	(3.1)	(2.6)

Income from continuing operations before income taxes	18.3	70.2	40.2	78.5
Income tax expense	(6.1)	(25.7)	(12.8)	(28.4)

Income from continuing operations	$12.2	$44.5	$27.4	$50.1

Segment profit is total segment revenue reduced by operating expenses and restructuring and other costs identifiable with the segment. Corporate expenses include general corporate administrative costs. Expenses not directly attributable to the segments, corporate expenses, net interest expense, asbestos-related expenses, gains/losses related to the sale of assets, impairments and income taxes are not included in the computation of segment profit. The accounting policies of the reportable segments are the same as those for the Company.

EnPro Industries, Inc.

Reconciliation of Income Before Asbestos-Related Expenses and Other

Selected Items to Net Income from Continuing Operations (Unaudited)

For the Quarters and Six Months Ended June 30, 2011 and 2010

(Stated in Millions of Dollars, Except Per Share Data)

	Quarters Ended June 30,
	2011		2010
	$	Per share	$	Per share

Income before asbestos-related expenses and other selected items	$16.5	$0.76	$17.9	$0.87

Adjustments (net of tax):

Asbestos-related expenses	—	—	(5.5)	(0.25)

Restructuring costs	—	—	(0.2)	(0.01)

Gain on deconsolidation of GST	—	—	33.8	1.64

Interest expense and royalties with GST	(4.3)	(0.20)	(1.1)	(0.06)

Other	—	—	(0.4)	(0.02)

Impact	(4.3)	(0.20)	26.6	1.30

Net income from continuing operations	$12.2	$0.56	$44.5	$2.17

	Six Months Ended June 30,
	2011		2010
	$	Per share	$	Per share

Income before asbestos-related expenses and other selected items	$36.3	$1.67	$33.0	$1.60

Adjustments (net of tax):

Asbestos-related expenses	—	—	(14.7)	(0.70)

Restructuring costs	(0.1)	—	(0.5)	(0.02)

Gain on deconsolidation of GST	—	—	33.8	1.64

Interest expense and royalties with GST	(8.6)	(0.40)	(1.1)	(0.06)

Other	(0.2)	(0.01)	(0.4)	(0.02)

Impact	(8.9)	(0.41)	17.1	0.84

Net income from continuing operations	$27.4	$1.26	$50.1	$2.44

Management of the Company believes that it would be helpful to the readers of the financial statements to understand the impact of certain selected items on the Company’s reported net income and earnings per share, including items that may recur from time to time. This presentation enables readers to better compare EnPro Industries, Inc. to other diversified industrial manufacturing companies that do not incur significant asbestos-related expenses, the sporadic impact of restructuring activities or other selected items. Management acknowledges that there are many items that impact a company’s reported results and this list is not intended to present all items that may have impacted these results.

The amounts above, which may be considered non-GAAP financial measures, are shown on an after-tax basis and have been calculated by applying a 37.5% assumed effective tax rate to the pre-tax amount . The pre-tax amounts for the asbestos-related expenses and gain on deconsolidation of GST are separately presented in the accompanying consolidated statements. The interest expense with GST is included in interest expense and the restructuring costs and other are included as part of other operating expense. Per share amounts were calculated by dividing by the weighted-average shares of common stock outstanding during the periods.

EnPro Industries, Inc.

Reconciliation of EBITDA to Segment Profit (Unaudited)

For the Quarters and Six Months Ended June 30, 2011 and 2010

(Stated in Millions of Dollars)

	Quarter Ended June 30, 2011
	Sealing Products	Engineered Products	Engine Prods. and Services	Total Segments

Earnings before interest, income taxes, depreciation and amortization (EBITDA)	$29.6	$14.8	$6.5	$50.9

Deduct depreciation and amortization expense	(5.4)	(5.2)	(0.9)	(11.5)

Segment profit	$24.2	$9.6	$5.6	$39.4

EBITDA margin	21.8%	14.5%	24.5%	19.3%

	Quarter Ended June 30, 2010
	Sealing Products	Engineered Products	Engine Prods. and Services	Total Segments

Earnings before interest, income taxes, depreciation and amortization (EBITDA)	$26.0	$9.6	$13.6	$49.2

Deduct depreciation and amortization expense	(4.8)	(4.3)	(0.9)	(10.0)

Segment profit	$21.2	$5.3	$12.7	$39.2

EBITDA margin	23.0%	12.5%	22.2%	19.6%

	Six Months Ended June 30, 2011
	Sealing Products	Engineered Products	Engine Prods. and Services	Total Segments

Earnings before interest, income taxes, depreciation and amortization (EBITDA)	$53.9	$29.7	$18.7	$102.3

Deduct depreciation and amortization expense	(10.1)	(10.0)	(1.9)	(22.0)

Segment profit	$43.8	$19.7	$16.8	$80.3

EBITDA margin	21.4%	15.1%	21.6%	19.2%

	Six Months Ended June 30, 2010
	Sealing Products	Engineered Products	Engine Prods. and Services	Total Segments

Earnings before interest, income taxes, depreciation and amortization (EBITDA)	$49.0	$20.6	$24.6	$94.2

Deduct depreciation and amortization expense	(10.0)	(8.9)	(1.9)	(20.8)

Segment profit	$39.0	$11.7	$22.7	$73.4

EBITDA margin	21.6%	13.6%	24.4%	19.7%

For a reconciliation of segment profit to income from continuing operations, please refer to the Segment Information (Unaudited) schedule.

EnPro Industries, Inc.

Reconciliation of EBITDAA to Net Income from Continuing

Operations (Unaudited)

For the Quarters and Six Months Ended June 30, 2011 and 2010

(Stated in Millions of Dollars)

	Quarters Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Earnings before interest, income taxes, depreciation, amortization, asbestos-related expenses and other selected items (EBITDAA)	$39.8	$40.7	$82.4	$77.8

Adjustments:

Interest expense, net	(9.6)	(4.6)	(19.1)	(7.4)

Income tax expense	(6.1)	(25.7)	(12.8)	(28.4)

Depreciation and amortization expense	(11.6)	(10.1)	(22.2)	(21.1)

Asbestos-related expenses	—	(8.8)	—	(23.3)

Restructuring costs	—	(0.3)	(0.1)	(0.8)

Gain on deconsolidation of GST	—	54.1	—	54.1

Other	(0.3)	(0.8)	(0.8)	(0.8)

Impact	(27.6)	3.8	(55.0)	(27.7)

Net income from continuing operations	$12.2	$44.5	$27.4	$50.1

EnPro Industries, Inc.

Selected Pro Forma Results Reflecting Deconsolidation of GST (Unaudited) *

(Stated in Millions of Dollars)

	Quarter Ended June 30, 2011		Quarter Ended June 30, 2010
	EnPro Pro Forma	GST	EnPro Pro Forma	GST
Adjusted net sales	$256.3	$55.3	$215.7	$47.1

Segment profit/operating profit	$39.4	$13.7	$31.5	$9.6

EBITDAA	$39.8	$14.7	$32.3	$10.9

Income before asbestos-related expenses and other selected items	$16.5	$9.0	$13.2	$6.2

	Six Months Ended June 30, 2011		Six Months Ended June 30, 2010
	EnPro Pro Forma	GST	EnPro Pro Forma	GST

Adjusted net sales	$520.1	$107.7	$399.5	$91.5

Segment profit/operating profit	$80.3	$24.2	$59.3	$16.0

EBITDAA	$82.4	$26.3	$61.5	$18.7

Income before asbestos-related expenses and other selected items	$36.3	$15.9	$24.3	$10.1

*	EnPro pro forma amounts reflect the effect of the deconsolidation of GST as if it had occurred on January 1, 2010. Adjusted net sales reflect third party sales only, which differ from the sales reported on the accompanying consolidated statements of operations which include intercompany sales to/from EnPro from/to GST.